Exhibit 99.A

EXHIBIT A

Resolution of the Independent Directors

Approving the Form and Amount of the

Fidelity Bond for

The New America High Income Fund, Inc.

RESOLVED:

That it is the finding of the Board of Directors (all Directors voting), and of all the independent Directors separately, after having given due consideration to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the portfolio of the Fund, that the proposed fidelity bond written by, Hartford Casualty Insurance Company, in the amount of not less than $900,000 (or such greater amount as may be required under Rule 17g-1 promulgated by the Commission under Section 17(g) of the Investment Company Act of 1940) covering officers and employees of the Fund in accordance with the requirements of such Rule 17g-1, in substantially the form presented to this meeting, is reasonable in form and amount, and that such bond be, and it hereby is, approved.